Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Penn Virginia Corporation:

We have issued our report dated March 16, 2017, with respect to the consolidated financial statements included in the Annual Report of Penn Virginia Corporation on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Penn Virginia Corporation on Form S-1 (File No. 333-214709) and on Form S-8 (File No. 333-213979).

/s/ GRANT THORNTON LLP
Houston, Texas
March 16, 2017